Exhibit 10.8

Ref: 17801/202502011/SFGS

Customer Name: Man Pong Jewellery Limited (the “Borrower” or “you”)

PRIVATE & CONFIDENTIAL

Date: 5 March 2025

Man Pong Jewellery Limited

Flat 14 9/F

Nan Fung Commercial Centre

19 Lam Lok Street

Kowloon Bay

Kowloon

Attention: Sze Kam Fuk

Dear Sirs,

Re : Banking Facilities - SME Financing Guarantee Scheme 80% Guarantee Product

We, ZA Bank Limited (the “Bank”), are pleased to inform you that we are prepared to make available uncommitted revolving banking facilities to you (the “Facilities”) subject to the terms and conditions set out in this Facility Letter and our General Terms and Conditions of Banking Facilities for Corporate Customer (as amended by us from time to time, the “General T&Cs”). Words used but not specifically defined in this Facility Letter shall have the meanings set out in the General T&Cs.

The Facilities are offered to you under the SME Financing Guarantee Scheme (the “Scheme”) of HKMC Insurance Limited (“HKMCI”) subject to the eligibility criteria, procedural requirements and other terms and conditions applicable to the Scheme, including in particular but not limited to the Guarantee Product Eligibility Criteria. We have the right to revise, suspend and/or terminate the Facilities at any time having regard to such criteria, procedures, requirements and other terms and conditions prescribed or varied by HK.MCI from time to time.

The terms and conditions set out in this letter supersede and replace those set out in any other previous facility letter(s), and any outstanding banking facilities under any such previous facility letter(s) shall be deemed to be part of the Facilities and governed by the terms and conditions set out in this letter.

1.	Facilities

Facility Limit(s)	Type(s) of Facility
(“Principal Amount”)

HKD9,000,000.-	Business revolving loan facility on an uncommitted basis

ZA Bank Limited T: +852 3665 3665 Unit 1301, Level 13, IT Street, Cyberport 3, 100 Cyberport Road, Hong Kong
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2.	Purpose

The Facilities shall be used by you solely and exclusively for the purpose of general working capital for your business operations. We are under no obligation to monitor or verify that you use the Facilities (or any part of it) for the specified purpose.

3.	Availability Period

The Facilities shall be available on and from the date on which the conditions set out in Clause 4 (Security and Documentation - Conditions Precedent) in this Facility Letter are fully met to our satisfaction (the “Effective Date”) and ending on (and including) or such other period as specified by the Bank, which may be extended by the Bank at its sole discretion (the “Availability Period”). You may draw one or more loans under the Facilities during the Availability Period in accordance with Clause 11 (Drawdown) in this Facility Letter (each, a “Loan” and also means the Principal Amount outstanding for the time being of that loan).

4.	Security and Documentation - Conditions Precedent

Before the Facilities or any part thereof may be used or may continue to be used, we must have first received from you or from HKMCI the following (each in form and substance satisfactory to us):

a)	Irrevocable, unconditional and legally binding personal guarantee duly executed by Sze Kam Fuk (each, a “Guarantor”) in our favour as a continuing security for the obligations and liabilities (actual or contingent) owed by you. Where the Guarantor consists of more than one person, their liability shall be joint and several.

b)	Copy of this Facility Letter duly signed by (i) your authorised signatory(ies) on your behalf; and (ii) each Guarantor confirming acceptance of the Facilities on the terms set out in this Facility Letter.

c)	Guarantee issued by HKMCI in favour of the Bank for an amount equivalent to 80% of the Principal Amount to be granted by the Bank to the Borrower under Facilities.

d)	Original or certified copy of resolutions of the directors, partners (applicable where the Borrower is a partnership) and/or other governing body of the Borrower approving the acceptance of the Facilities and the execution, delivery and performance of the documents in connection with the Facilities and the transactions and activities contemplated in this Facility Letter.

e)	Original or certified copies of (i) all necessary consent, approvals and other authorizations (including but not limited to those required by relevant government authorities) and/or (ii) all necessary registrations and filings as may be required by the relevant government authorities, as applicable to you in connection with the execution, delivery and performance of the documents in connection with the Facilities and the transactions and activities contemplated in this Facility Letter.

f)	Charge over Deposit duly executed by you in our favour in an amount of not less than HKDl,800,000 together with all interest accrued thereon as a continuing security for the obligations and liabilities (actual or contingent) owed by you.

ZA Bank Limited T: +852 3665 3665 Unit 1301, Level 13, IT Street, Cyberport 3, 100 Cyberport Road, Hong Kong
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g)	Such other documents, items, information or evidence that we may reasonably prescribe.

5.	Interest and Interest Period

The interest periods of the Facilities shall be selected by you (subject to the available interest periods specified by us from time to time) and approved by us (each an “Interest Period”).

You may select an interest period of one (1), two (2) or three (3) month(s) for a Business Revolving Loan in the drawdown request (subject to the available interest periods specified by us from time to time). No interest period shall go beyond the last day of the Availability Period.

Interest shall be charged at 3% per annum over one (1), two (2) or three (3) month(s) HKD HIBOR (or such other rate as we may designate from time to time). Until all sums owing by you to us under this Facility has been paid in full, we shall be entitled to revise such interest rate at our sole discretion with respect to any interest period as from time to time selected by you and approved by us. For the avoidance of doubt, it is agreed that the tenor related to the applicable HIBOR need not be the same as the tenor of the applicable interest period. For example, a 3-month HIBOR may be the applicable interest rate even though the relevant interest period is not 3 months. Each selection shall be irrevocable. Such interest rate shall be applicable to each interest period of a Business Revolving Loan.

Accumulated maximum loan tenor should not exceed 3 months for that Business Revolving Loan, and subject to the terms and conditions of this letter. The maturity date of a Business Revolving Loan falls on the last day of the current interest period applicable to the Business Revolving Loan.

6.	Interest Compensation

If you repay the whole or part of the Loan during any Interest Period, you shall pay us an amount equal to the difference in interest on the repayment amount, which is calculated at a rate being the interest rate applicable to the loan at the time of payment less our cost of funds at that time as determined by us (provided that such difference in rate shall never be negative), for the period commencing from the day of payment to the last day of the Interest Period concerned (both days inclusive).

7.	Default Interest

If any amount is not paid when due, such amount shall bear default interest at 7% per annum over our HKD Prime Lending Rate and subject to a minimum amount of HK.D500 or such other rate determined from time to time at our sole discretion, and where applicable, together with a handling charge of HKD.500 (or such amount prescribed by us at our sole discretion from time to time).

8.	Repayment

Accrued interest on each Loan in respect of an Interest Period shall be paid by you to us on the last day of the Interest Period in the same currency in which that Loan was drawn. Any principal amount of a Loan repaid shall, subject to the other terms and conditions of this Facility Letter, be available for re-borrowing during the Availability Period.

ZA Bank Limited T: +852 3665 3665 Unit 1301, Level 13, IT Street, Cyberport 3, 100 Cyberport Road, Hong Kong
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All of the Loans outstanding under the Facilities together with all accrued interest and all other amounts payable by you in connection with the Facilities shall be repaid in full on or before the last day of the Availability Period (“Final Payment Date”).

If any day on which a repayment is due and payable is not a business day, you shall make payment on the following business day, except that if the due date falls on the last day of a calendar month which is not a business day, you shall make payment on the preceding business day.

Clean Up Requirement

The Borrower is required to maintain the utilization of the Business Revolving Loan at or below 75% of the facility limit for at least 7 consecutive·days within every 12-month period.

9.	Full/ Partial Prepayment

You may prepay any Loan in full or in part subject to the following conditions:

a)	you shall give us at least 30 days prior notice in writing specifying the amount to be prepaid (subject to the minimum amount set out above) and the proposed date of prepayment;

b)	you shall pay the prepayment amount together with accrued interest on that amount up to (and including) the date of prepayment;

c)	you shall pay, if required by the Bank, an amount representing the loss or expense (including break funding cost) incurred by the Bank in connection with the prepayment;

d)	a prepayment shall be made on the last day of an Interest Period and on a business day;

e)	any notice of prepayment given by the Borrower to the Bank is irrevocable unless with the Bank’s prior written consent; and

f)	any part of a Loan prepaid may be re-borrowed during the Availability Period subject to the other terms and conditions of this Facility Letter.

10.	Fees

You shall pay us the following fees on the respective due dates annually or on demand:

a)	An annual review fee of HKDI5,000 payable upon your signing of this letter.

b)	The Bank has the right to charge guarantee fee in accordance with the provisions of the Scheme. The Bank will notify you of the amount and other details relating to the guarantee fee payable by you and the amount will be debited to your account maintained with us.

All fees paid are non-refundable unless otherwise agreed by the Bank.

ZA Bank Limited T: +852 3665 3665 Unit 1301, Level 13, IT Street, Cyberport 3, 100 Cyberport Road, Hong Kong
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11.	Drawdown

You may draw on the Facilities subject to the following conditions:

a)	before drawing a Loan, you shall give us prior drawdown notice in writing (in a form satisfactory to us) of at least one business day(s) specifying the amount to be drawn (subject to the drawdown amount set out above) and the proposed drawdown date;

b)	a Loan can only be drawn within the Availability Period;

c)	a drawdown notice, once given, is irrevocable unless with our prior written consent;

d)	drawdown of a Loan is subject to the Borrower having complied with its obligations under this Facility Letter and the General T&Cs and not in default of payment of any amount payable under the Facilities, and all representations and warranties given by the Borrower remaining true, accurate and not misleading in any respect;

e)	any drawdown request is subject to the availability of funds to the Bank;

f)	notwithstanding any other provisions in this Facility Letter, we have no obligation to make any Loan to you; and

g)	any amount undrawn at the expiry of the Availability Period shall be cancelled automatically.

h)	Other Conditions for Drawdown:

-	Drawdown and rollover of the loan is against submission of Suppliers’ fresh invoice issued by pre-approved Suppliers to “Man Pong Jewellery Limited or in a form acceptable to the Bank. Date of invoice should be within 1 month from date of drawdown instruction. Subject to the Bank’s acceptance of any invoice for this Facilities at its sole and absolute discretion. Any new Suppliers is subject to prior checking and approval by us from time to time.
-	The drawdown amount of a Business Revolving Loan shall be a multiple of HKD10,000 and subject to a minimum amount of HKD500,000.
-	HKD2,500,000 of the limit will be internally held. Release of the limit will be considered after 6 months from drawdown and subject to review on business updates, financial performance, account conduct, and facility utilization.
-	The maturity date of each drawdown cannot exceed the SFGS 80% guarantee expiry date.

12.	Representations, Covenants, Consents, Acknowledgements and Other Undertakings

You represent, covenant and undertake as follows:

(a)	Representations

(i)	Status: You satisfy the Guarantee Product Eligibility Criteria, including but not limited to the following:

(A)	you are a company, sole proprietorship or partnership which has business operation in Hong Kong and remains registered under the Business Registration Ordinance, Cap. 310, Laws of Hong Kong;
(B)	you are not and shall not carry on business of a lender or otherwise provide funds available for borrowing in any way;

ZA Bank Limited T: +852 3665 3665 Unit 1301, Level 13, IT Street, Cyberport 3, 100 Cyberport Road, Hong Kong
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(C)	you are not and shall not be an affiliate of the Bank;
(D)	you are not and shall not be a company or corporation the shares of which are listed on any stock exchange in or outside Hong Kong.

(ii)	Governing Law and Judgments: In any proceedings in relation to the Facilities which may be taken in your jurisdiction of incorporation or establishment, the choice of Hong Kong law as the governing law of this Facility Letter and any judgment obtained in Hong Kong against you will be recognised and enforced.

(iii)	Binding Obligations: The obligations expressed to be undertaken by you in this Facility Letter are legal and valid obligations binding on you and enforceable against you in accordance with the terms of this Facility Letter.

(iv)	Execution of this Facility Letter: Your execution of this Facility Letter, exercise of your rights and performance of your obligations under this Facility Letter and the transactions contemplated by this Facility Letter do not and will not:

(A)	contravene any agreement, mortgage, bond or other instrument or treaty to which you are a party or which is binding on you or any of your assets;

(B)	conflict with your memorandum and articles of association or any equivalent or other constitutional documents; or

(C)	conflict with any applicable law or regulation.

You have the power to enter into this Facility Letter and all corporate and other action required to authorise the execution of this Facility Letter and the performance of your obligations under this Facility Letter has been duly taken. No limit on your powers will be exceeded as a result of the borrowing or your undertaking of obligations, or grant of any security or giving of indemnities, contemplated by this Facility Letter.

(v)	No Material Proceedings: No litigation, arbitration, administrative proceedings or labour controversy before any court, tribunal, arbitrator or other relevant authority is current or, to the knowledge and belief of a senior officer of your company, pending or threatened against you which would have a Material Adverse Effect, save for any such legal proceedings commenced by a third party which are frivolous or vexatious, have no reasonable cause of action or which are being contested in good faith by appropriate proceedings and against which adequate reserves are maintained.

(vi)	No Material Adverse Change: Since the date of the most recent financial statements (or audited financial statements where you are a limited company), there has been no material adverse change in your business or financial condition.

(vii)	Validity and Admissibility in Evidence: All acts, conditions and things required to be done, fulfilled and performed and all authorisations (governmental or otherwise) required to be obtained in order (A) to enable you lawfully to enter into, exercise your rights and perform and comply with your obligations in this Facility Letter; (B) to ensure that your obligations in this Facility Letter are legal, valid, binding and enforceable; and (C) to make this Facility Letter admissible in evidence in your jurisdiction of incorporation or establishment have been done, fulfilled, performed and obtained and in full force and effect.

ZA Bank Limited T: +852 3665 3665 Unit 1301, Level 13, IT Street, Cyberport 3, 100 Cyberport Road, Hong Kong
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(viii)	Claims Pari Passu: Under the laws of your jurisdiction of incorporation or establishment in force at the date of this Facility Letter, the claims of the Bank against you under this Facility Letter rank at least pari passu with claims of all your other unsecured and unsubordinated creditors save those whose claims are mandatory preferred by law applying to companies generally.

(ix)	No Filing or Stamp Taxes: Under the laws of your jurisdiction of incorporation or establishment in force at the date of this Facility Letter, it is not necessary that this Facility Letter be filed, recorded or enrolled with any court or other authority in such jurisdiction or that any stamp, registration or similar tax be paid on or in relation to this Facility Letter or the transactions contemplated by this Facility Letter.

(x)	No Immunity: In any proceedings in relation to this Facility Letter which may be taken in your jurisdiction of incorporation or establishment, you will not be entitled to claim for you or any of your assets immunity from suit, execution, attachment or other legal process.

(xi)	No Winding-up: You have not taken any corporate action nor have any other steps been taken or legal proceedings (save for any such legal proceedings commenced by a third party which are (i) frivolous or vexatious or (ii) which are being contested in good faith by appropriate proceedings and against which adequate reserves are maintained and, in each case, are unconditionally discharged or dismissed within 180 (one hundred and eighty) days) been started or threatened against you for your winding-up, dissolution, administration or reorganisation (whether by voluntary arrangement, scheme of arrangement or otherwise) or for the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory or interim manager, conservator, custodian, trustee or similar officer of you or of any or all of your assets or revenues.

(xii)	Written Information: All material written information supplied by you is true, complete and accurate in all material respects as at the date it was given and is not misleading in any respect.

(xiii)	Solvency: You are able to pay debts as they fall due and you have not commenced negotiations with any one or more of your creditors with a view to the general readjustment or rescheduling of your indebtedness or made a general assignment for the benefit of or a composition with your creditors.

(xiv)	Taxes: You have filed or caused to be filed all tax returns which are required to be filed by you and have paid all taxes shown to be due and payable by you on such returns or any assessment received by you, save for taxes which are being contested in good faith by appropriate proceedings and in respect of which adequate reserves have been set aside by you.

(xv)	Compliance: You are, to the knowledge and belief of a senior officer of your company, in compliance with the requirements of all applicable laws, rules and regulations and orders of governmental or regulatory authorities save those which are not material to your business and the effect of such non-compliance is not significantly adverse to you or your business.

ZA Bank Limited T: +852 3665 3665 Unit 1301, Level 13, IT Street, Cyberport 3, 100 Cyberport Road, Hong Kong
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(b)	Covenants

(i)	Maintenance of Legal Validity: You shall promptly obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorisations, approvals, licences and consents required in or by the laws of your jurisdiction of incorporation or establishment to enable you to lawfully enter into and perform your obligations under this Facility Letter and to ensure the legality, validity, enforceability or admissibility in evidence of this Facility Letter in your jurisdiction of incorporation or establishment.

(ii)	Notification of Events of Default: You shall promptly inform the Bank after you become aware of the occurrence of any default or event of default under this Facility Letter or of any event which might reasonably be expected to have a Material Adverse Effect.

(iii)	Claims Pari Passu: Subject to paragraph (xiii) below, you shall ensure that at all times the claims of the Bank against you under this Facility Letter rank and continue to rank at least pari passu with the claims of all your other unsecured and unsubordinated creditors save those whose claims are mandatorily preferred by law applying to companies generally.

(iv)	Taxes: You shall duly and punctually file all tax returns when due and pay and discharge all taxes prior to the date on which penalties are attached thereto except for such taxes which are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside and payment of which can be lawfully withheld.

(v)	Information: You shall promptly deliver to the Bank copies of all your audited and unaudited financial statements and such other reports and information as the Bank may reasonably request from time to time. Without prejudice to the generality of the foregoing, you shall at your own expense prepare and supply to us (i) as soon as they are available, but in any event within 180 days after the end of each financial year, the financial statements (including a profit and loss account and balance sheet) in respect of such financial year of your audited and certified without qualification by an internationally recognized firm of independent accountants acceptable to us or at such interval as required by us; and (ii) forthwith as from time to time or at any time(s) required by us an unaudited financial statements (including a profit and loss account and balance sheet) prepared in accordance with the generally acceptable accounting principles and policies consistently applied and on a basis consistent with the audited financial statements of yours: and [(iii) any other financial information as we shall from time to time reasonably request.

(vi)	Maintenance of Records: You shall maintain all books of records and accounts with respect to you and your business in good order.

(vii)	Inspection: You shall, upon reasonable prior written notice from the Bank and during normal working hours, permit and arrange for the Bank or its authorised representatives to inspect all financial records and books of accounts and discuss your business affairs with your officers and advisors as the Bank may reasonably request.

(viii)	Use of Proceeds: You shall apply the Facilities solely for the purpose specified in Clause 2 (Purpose) in this Facility Letter.

(ix)	Compliance: You shall comply in all respects with the requirements of all applicable laws, rules and regulations and orders of governmental or regulatory authorities if failure to comply with such requirements would (either individually or in aggregate) have a Material Adverse Effect.

ZA Bank Limited T: +852 3665 3665 Unit 1301, Level 13, IT Street, Cyberport 3, 100 Cyberport Road, Hong Kong
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(x)	Insurance: You shall maintain insurances on and in relation to your business and assets, in each case, with reputable underwriters or insurance companies against such risks and to such extent as is usual for companies carrying on a business such as that carried on by you and is commercially available.

(xi)	Business: You shall ensure that:

(A)	you have power to own your assets and carry on business as conducted from time to time;

(B)	you have good title (free from any restrictions or onerous covenants) to all of the assets required for carrying on your business; and

(C)	you have obtained or effected all authorisations, approvals, consents, exemptions, filings, licenses, notarisations, permits and registrations which are required in connection with your business, and that all such authorisations, approvals, consents, exemptions, filings, licenses, notarisations, permits and registrations are in full force and effect, except where the failure to obtain or effect the same or, as the case may be, the cessation of the force and effect of the same would not reasonably be expected to, have a Material Adverse Effect.

(xii)	Obligations: Without prejudice to the performance of your other obligations under this Facility Letter, you shall perform all your obligations under all of the material agreements or contracts to which you are a party.

(xiii)	Security and Further Assurance: If by the terms of this Facility Letter, security is to be given by you in favour of the Bank, you shall ensure that each security document confers valid security, of the type which such security document purports to create, in favour of the Bank, over each asset, right and benefit expressed to be subject to such security and ensure that the Bank enjoys the priority which such security is expressed to have. You shall promptly execute all documents and do all things that the Bank reasonably specifies for the purpose of enabling the Bank to exercise its rights under each security document or preserving the priority and effectiveness of such security. (For the avoidance of doubt, you confirm that all sums from time to time owing by you to the Bank under this Facility Letter are and shall be secured by all and any security created by you, before or at the date of this Facility Letter or at any time after that date, which is by its terms expressed (in any manner whatsoever) to secure all monies owing by you to the Bank, and you will not seek to claim or assert anything to the contrary.)

(xiv)	Change of Control: You undertake and covenant to promptly notify us of any change in your board of directors, beneficial shareholders or owners, partners (applicable where the Borrower is a partnership) or control.

(c)	Consents and Acknowledgements

(i)	Access Right and Inspection by HKMCI: You expressly consent and shall procure the written consent of each partner (where your company is a partnership) and each Guarantor to permit representatives and appointed agents of HKMCI to access, inspect and make copy of your/his/her books, records, accounts, documents and any other information relating to your business and/or the Facilities, whether in paper, electronic or any other form or medium, at the request of HKMCI.

ZA Bank Limited T: +852 3665 3665 Unit 1301, Level 13, IT Street, Cyberport 3, 100 Cyberport Road, Hong Kong
bank.za.group	-9-

(ii)	Disclosure of Personal Data and Other Information to HKMCI: You expressly consent and shall procure the written consent of each individual who signs the application form or whose personal data may be included in the Bank’s loan file or records relating to the Facilities to permit disclosure to HKMCI of (A) your and such other individual’s personal data; and (B) any information and documents relating to the Facilities, for the purposes of the Facilities and related matters prescribed by HKMCI.

(iii)	HKMCI’s Rights take Priority: You acknowledge and shall procure that each Guarantor acknowledges that HKMCI’s rights, including but not limited to its right of subrogation, shall at all times rank in priority to the rights and remedies of any Guarantor or any other person in relation to the Facilities. You expressly undertake and shall procure the written undertaking of each Guarantor in favour of the Bank and HKMCI that you and each Guarantor (A) shall not exercise in any manner or to any extent any right or remedy against the Borrower or any other person or in relation to any guarantee or other security, including but not limited to any right of subrogation, indemnity or contribution which you/he/she have or may have in law or equity or under, pursuant to or in connection with any guarantee or security or otherwise, unless and until HKMCI has fully and unconditionally recovered all amounts paid by HKMCI under the Scheme or unless and until HKMCI otherwise consents in writing; (B) shall not assert against HKMCI any right of contribution or any analogous rights or remedies; (C) shall not do anything, nor permit anything to be done, which may adversely affect any of HKMCI’s rights, interests, obligations or remedies in connection with the Borrower, any Guarantor, the Facilities or any guarantee or security.

(iv)	Further Assurances: You shall not do nor permit to be done anything which would prejudice or jeopardise the rights of the Bank and/or HKMCI in respect of the Facilities, and you shall not create, nor permit to be created or subsist, any security ranking in priority to or pari passu with any security which may be given to or held by the Bank for the Facilities (whether exclusively or not).

(v)	Obligations and Liabilities: You confirm and shall procure that each Guarantor confirms that (A) you are and he/she is fully aware of your/his/her obligations and liabilities with respect to the Facilities; (B) you have been and he/she has been advised to note and understand the declarations and notes contained in the forms and documentation relating to the Facilities and the Scheme (including but not limited to application form and acceptance form) before signing; and (C) you have been and he/she has been advised to seek independent legal advice.

(vi)	Repetition of Representations: You confirm that you make the representations set out in this Clause 12(a) as of the date of this Facility Letter and you expressly acknowledge that (A) the Bank enters into this Facility Letter in reliance on all of those representations; and (B) each of those representations shall be deemed to be repeated by you by reference to the facts and circumstances then existing on each date on which a Loan is drawn under the Facilities and on each date on which any amount is payable by you under the Facilities.

(d)	You undertake and covenant to:

-	The following items to be collected on a semi-annually. Any adverse findings identified during the review may lead to an adjustment of the credit limit.

ZA Bank Limited T: +852 3665 3665 Unit 1301, Level 13, IT Street, Cyberport 3, 100 Cyberport Road, Hong Kong
bank.za.group	-10-

●	Ensure that the past six months’ bank statements are acquired for review.
●	Ensure that inventory report to be obtained.

-	The Borrower undertakes not to use the proceeds from Business Revolving Loan for property acquisitions.
-	Borrower undertakes that the Adjusted Tangible Net Worth (ATNW) amount of Man Pong Jewellery Limited [C1453992 / B52256049] is not and will not be at any time less than HKD15,000,000.
ATNW defines as amount of Tangible Net Worth- Due From Shareholders & Directors
+ Due To Shareholders & Directors+ Shareholders’ & Directors’ Net Worth.
-	Ensure that no dividends be distributed without prior written consent from ZA Bank.
-	The Borrower agrees not to establish new borrowing relationship with other banks without prior written consent from ZA Bank.

For the purpose of the Facilities, “Material Adverse Effect” means (a) a material adverse effect on the business, assets, operations or condition (financial or otherwise) of the Borrower; (b) a material impairment of the ability of the Borrower to perform any of its obligations under this Facility Letter; or (c) a material impairment of the rights of, or benefits available to, the Bank under this Facility Letter.

13.	Notification of Access to Credit Reference Agency

In assessing your application for the Facilities, we may have considered a credit report on you (and the Guarantor(s), as the case may be). If you (and the Guarantor(s), as the case may be) wish to have access to such credit report, if any, or make a data correction request under the Personal Data (Privacy) Ordinance, please write to the relevant credit reference agency as follows, provided that a fee may be collected by the relevant credit reference agency

TransUnion Credit Information Services Limited, Suite 811, 8th Floor, Tower 5, The Gateway, 15 Canton Road, Tsim Sha Tsui, Kowloon, Hong Kong

Dun & Bradstreet (HK) Limited, Unit 1308-1315, 13/F, BEA Tower, Millennium City 5,418 Kwun Tong Road, Kwun Tong, Kowloon, Hong Kong

14.	Jurisdiction

This Facility Letter and the Facilities are governed by and shall be construed in accordance with the laws of Hong Kong. You irrevocably agree for our benefit that any legal action or proceeding arising out of or relating to this Facility Letter and/or the Facilities may be brought in the courts of Hong Kong and you irrevocably submit to the exclusive jurisdiction of such courts.

15.	Availability and Review

Notwithstanding any other provisions in this letter and/or the General T&Cs, the Facilities shall be subject to our customary overriding rights at any time (i) to demand immediate repayment of all debts, liabilities and outstanding amount(s) whether actual or contingent (together with interest and default interest, if any) owing to us, and/or (ii) to require you to provide on demand cash cover, security or additional security of such type and in such amount or of such value as we may consider appropriate, and/or (iii) to suspend, withdraw, terminate or cancel the Facilities in full or in part, and/or (iv) to review and revise the Facilities as we consider appropriate.

ZA Bank Limited T: +852 3665 3665 Unit 1301, Level 13, IT Street, Cyberport 3, 100 Cyberport Road, Hong Kong
bank.za.group	-11-

16.	Rights, Powers and Remedies

Each of our rights, powers and remedies under this Facility Letter are cumulative and in addition to any other rights, powers and remedies we may have under law or by virtue of any other agreement(s) between you and us.

17.	General Terms and Conditions of Banking Facilities for Corporate Customer

You agree to comply with and be bound by the General T&Cs.

18.	Independent Legal Advice

You acknowledge that we have invited you to seek independent legal advice on the Facilities, this Facility Letter and the General T&Cs. By accepting the Facilities, you confirm that you have taken independent legal advice or you have decided at your own choice not to seek independent legal advice.

19.	Language

The English version of this Facility Letter is the governing version. The Chinese version is for reference only. The English version shall prevail if there is any inconsistency between the English and the Chinese versions.

If you accept the Facilities and the terms and conditions set out in this Facility Letter, please sign and return to us the enclosed copy of this Facility Letter within 3 months from the date of this Facility Letter. If we do not receive a copy of this Facility Letter duly signed by you by that date, our offer in this Facility Letter shall lapse, unless otherwise agreed by us.

We are pleased to be of continued assistance.

Yours faithfully,

For and on behalf of

ZA BANK LIMITED

/s/ Ringo Fok

Authorised Signature(s): Ringo Fok

Encl.
c.c.

ZA Bank Limited T: +852 3665 3665 Unit 1301, Level 13, IT Street, Cyberport 3, 100 Cyberport Road, Hong Kong
bank.za.group	-12-

By signing a copy of this Facility Letter, the Borrower accepts the Facilities and the terms and conditions set out in this Facility Letter including the General T&Cs.

For and on behalf of

Man Pong Jewellery Limited

/s/ Sze Kam Fuk
Authorised Signature(s):
(Borrower)
Date:

I/Each of us, as Guarantor, countersign to acknowledge and agree to the terms and conditions set out in this Facility Letter including the General T&Cs.

/s/ Sze Kam Fuk
Name:	Sze Kam Fuk
(Guarantor)
Hong Kong Identity Card No.: P924383(A)
Date:

ZA Bank Limited T: +852 3665 3665 Unit 1301, Level 13, IT Street, Cyberport 3, 100 Cyberport Road, Hong Kong
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